Exhibit 5.1
Rex C. Mills
Associate General Counsel
Direct Dial: (972) 577-6908
Facsimile: (972) 577-6085
Email: rex.mills@ps.net
June 1, 2006
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
Ladies and Gentlemen:
     I have acted as counsel to Perot Systems Corporation, a Delaware corporation (the “Company”), in connection with registration under the Securities Act of 1933, as amended (the “Act”), of 500,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), as described in the Registration Statement of the Company on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”).
     I have examined a copy of the Registration Statement (including the exhibits thereto). In addition, I have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
     In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.
     Based on the foregoing, I am of the opinion that, when the Registration Statement has become effective under the Act and the Shares are duly issued and delivered pursuant to the 2006 Non-Employee Director Equity Compensation Plan, the Shares will be duly and validly issued, fully paid and non-assessable.
     The foregoing opinions are limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /S/ Rex Mills

2300 West Plano Parkway       Plano, Texas 75075      main  +1 972 577 0000       www.perotsystems.com